Exhibit 10.2

July 19, 2007

Ronald E. Gillum, Jr.
1490 South Sky Ridge Drive
West Des Moines, IA. 50266

Dear Mr. Gillum:

I have been authorized by the Board of Directors (the “Board”) of Gabriel Technologies Corporation (the “Corporation”) to offer the following engagement to you on behalf of the Corporation.  Capitalized terms not otherwise defined in this letter of engagement (this “Letter”) shall have the meaning ascribed to them in that certain Gabriel Technologies Corporation Employment Agreement (the “Agreement”), a copy of which, as signed by Mr. Gillum only, is attached hereto as Exhibit A.  This Letter presents the general terms and conditions of your employment by the Corporation as an Executive Officer of the Corporation, which engagement would take effect immediately.  Except as otherwise specifically provided in this Letter, the term “Gabriel” as used in the Agreement is hereby amended to be the Corporation.

1.           This Letter will be for an initial term of 6 and one-half months, from July 16, 2007 (the “Effective Date”) through January 30, 2008 (the “Interim Term”).  Upon the expiration of the Interim Term, unless this Letter has been terminated by you or the Corporation prior to such date, the term of this Letter (with the Interim Term, the “Term”) will be renewed and continue until January 31, 2012 (the “Anniversary Date”).  The Stonebridge Transaction has fallen through and any references in the Agreement to the Stonebridge Transaction are hereby deleted.  Either party may terminate the Interim Term of this Agreement at any time by delivery of written notice to the other party.  The provisions of this paragraph supersede and replace the provisions of the first sentence of Section 2 of the Agreement.

2.           During the Term of this Letter your position and duties with the Corporation will be as an Executive Officer of the Corporation in the positions of at least Executive Vice President and Chief Operating Officer of the Corporation.  During the Interim Term, your position would be as President and Chief Operating Officer of the Corporation and as the Secretary of the Corporation.  During the Term, you may also be asked to serve as an officer or employee one or more subsidiaries of the Corporation, including service as the President and Chief Operating Officer of Gabriel Technologies, LLC.  All such service shall be provided hereunder according to the terms of this Letter.  The provisions of this paragraph supersede and replace the provisions of the first 2 sentences of Section 1 of the Agreement.

4538 South 140th Street	Office: 402-614-0258
Omaha, NE 68137	Facsimile: 402-614-0498

Gabriel Technologies Corporation – Ronald E. Gillum, Jr.
Engagement Letter – July 19, 2007

3.           The Corporation agrees to pay you a salary of not less than $180,000 per year (the “Base Salary”) during the Term.  The provisions of this paragraph supersede and replace the provisions of the second sentence of Section 3.1 of the Agreement.

4.           The Performance Bonus provisions of Section 3.4 of the Agreement shall be in effect as written.

5.           The Initial Shares will be issued to you within 5 days of the date of you acceptance and redelivery of this Letter.  In lieu of the Incentive Option, the Corporation will issue you another 250,000 shares within 5 days of the date of you acceptance and redelivery of this Letter.  These 500,000 shares of GTC common stock will be issued in a certificate (the “Certificate”) bearing the Rule 144 Legend.  The Rule 144 Legend will be removed from the Certificate promptly upon submission for removal accompanied by an opinion of counsel, reasonably satisfactory to the Corporation’s securities counsel, to the effect that removal of such legend is in compliance with law.  Other than for the definitions utilized herein, the provisions of this paragraph supersede the provisions of Section 3.5 of the Agreement, including without limitation those relating to the Repurchase Option and Incentive Option.

6.           If the Corporation terminates your employment for any reason for no cause or for any cause during the Interim Term, it will pay you Severance Pay of $75,000 in cash or shares of GTC common stock, at the Officer’s election, within 14 days of the Termination Date.  If issued in GTC common stock, the shares will be valued at the average closing price of the shares for the last 20 trading days prior to the Termination Date.  In the absence of such price data, the shares will be issued at fair market value per share as reasonably determined by an independent public accounted selected by mutual agreement of the parties and paid for by the Corporation.  During the Interim Term, no other provisions relative to Severance Pay in the Agreement will be effective.  Upon the renewal of the Term as provided in paragraph 1 above, the provisions of Section 4.2B of the Agreement will be effective without reference to the Stonebridge Transaction. The parties intend that the Letter and attached Agreement are in compliance with 409A of the Internal Revenue Code and they should be interpreted in compliance with this intent.

7.           Sections 4.2A and 4.3 of the Agreement are hereby deleted in their entirety.

8.           Notwithstanding any other provisions hereof or of the Agreement, the inability of the Corporation to pay salary, benefits or reimbursements during the Interim Term due to the unavailability of sufficient cash flows will not be deemed a termination by the Corporation under paragraph 6 above.

Gabriel Technologies Corporation – Ronald E. Gillum, Jr.
Engagement Letter – July 19, 2007

9.           All terms of the Agreement, except as deleted or modified by this Letter, are incorporated into this Letter as rights and obligations between yourself and the Corporation.

10.           Your service up to the Effective Date has been an “At Will” engagement and the Corporation intends, as soon as financially able, to provide payment of all compensation and reimbursements that accrued to the Effective Date.  During the Interim Term, the Corporation intends to timely pay your Base Salary, benefits and reimbursements.  Notwithstanding this acknowledgement of the Corporation’s intent, you are not waiving any rights you may have to demand and pursue payment of such sums as and when you may deem appropriate, with or without terminating the Interim Term.

If the terms of this proposal are acceptable to you, please return to us an executed copy of this Letter by facsimile transmission to (402) 391-6616 no later than July 18, 2007 to indicate your acceptance of this appointment and your agreement to the terms hereof.

Sincerely,

/s/ Roy G. Breeling

Roy G. Breeling, Chairman
Compensation Committee
Gabriel Technologies Board of Directors

Attachment: Exhibit A

[Acceptance signature appears on next page]

Gabriel Technologies Corporation – Ronald E. Gillum, Jr.
Engagement Letter – July 19, 2007

AGREED AND ACCEPTED THIS 19th DAY OF JULY, 2007 BY:

/s/ Ronald E. Gillum, Jr.
Ronald E. Gillum, Jr.